As filed with the Securities and Exchange Commission on December 11, 2015.

Registration No. 333-165884

Registration No. 333-171449

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Midatech Pharma US Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

81-0750194

(I.R.S. Employer Identification Number)

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

Christopher Clement, Chief Executive Officer

Midatech Pharma US Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

With copies to:

Samuel P. Williams, Esq.

Timothy W. Matthews, Esq.

Jason S. McCaffrey, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Telephone: (617) 856-8200

Facsimile: (617) 856-8201

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-1 (Registration Statement Nos. 333-165884 and 333-171449) (the “Registration Statement”) of Midatech Pharma US Inc. (the “Company”), formerly known as DARA Biosciences, Inc. (“DARA”), registering shares of the Company’s common stock issuable upon the conversion of the Company’s Series A Preferred Stock and the exercise of warrants, which was originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 27, 2010. Additional securities were registered under the Registration Statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, on December 29, 2010.

On December 4, 2015, Midatech Pharma PLC (“Midatech”) completed its acquisition of the Company pursuant to an Agreement and Plan of Merger, dated as of June 3, 2015 (the “Merger Agreement”), by and among Midatech, Merlin Acquisition Sub, Inc., a wholly owned subsidiary of Midatech (“Merger Sub”), Duke Acquisition Sub, Inc., a wholly owned subsidiary of Midatech (“Secondary Merger Sub”), DARA and Shareholder Representative Services, LLC, solely as representative of the stockholders of DARA (the “Stockholder Representative”). Under the terms of the Merger Agreement, Merger Sub merged with and into DARA (the “First Step Merger”), with DARA being the surviving corporation of the First Step Merger and a wholly owned subsidiary of Midatech (the “Surviving Corporation”). Immediately following the First Step Merger, the Surviving Corporation merged with and into Secondary Merger Sub, with Secondary Merger Sub surviving as a wholly owned subsidiary of Midatech under the name Midatech Pharma US Inc. (the “Second Step Merger,” and together with the First Step Merger, the “Mergers”).

Pursuant to the terms and subject to the conditions of the Merger Agreement, each outstanding share of DARA common stock was converted into the right to receive, without interest, certain consideration, which included 0.272 ordinary shares of Midatech, nominal value 0.0005p (the “Ordinary Shares”). All Ordinary Shares delivered to the holders of DARA common stock are in the form of American Depositary Receipts, each representing the right to receive two Ordinary Shares.

As a result of the Mergers, the Company has terminated all offerings of its securities pursuant to its existing registration statements filed with the SEC under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 11, 2015.

Midatech Pharma US Inc.

By:	/s/ Christopher Clement
Name:	Christopher Clement
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act.